As filed with the Securities and Exchange Commission on September 20, 2022

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HyreCar Inc.

(Exact name of registrant as specified in its charter)

Delaware	7514	47-2480487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

915 Wilshire Blvd, Suite 1950
Los Angeles, California 90017
(888) 688-6769
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Joseph Furnari
Chief Executive Officer
915 Wilshire Blvd, Suite 1950
Los Angeles, California 90017
(888) 688-6769
(Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Bryan N. Wasser
Shashi N. Khiani
Polsinelli PC
2049 Century Park East, Suite 2900
Los Angeles, California 90067
Telephone: (310) 556-1801

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the Securities and Exchange Commission declares this registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2022

PRELIMINARY PROSPECTUS
HyreCar Inc.
10,539,633 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 10,539,633 shares of common stock, par value $0.00001, of HyreCar Inc. (“Common Stock”) by Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “selling stockholder”).

The shares of Common Stock being offered by the selling stockholder have been or may be issued pursuant to that certain Purchase Agreement, dated August 15, 2022 that we entered into with Lincoln Park (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of Common Stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “HYRE”. On September 16, 2022, the last reported sale of our Common Stock on the Nasdaq Capital Market was $1.27 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2022.

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this process, the selling stockholder may from time to time, in one or more offerings, sell the Common Stock described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes, in each case included in this prospectus before making an investment decision.

In this prospectus, unless we indicate otherwise or the context requires, references to the “Company,” “HyreCar,” “we,” “our,” “ours,” and “us” refer to HyreCar Inc. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus.

About HyreCar Inc.

Our founders identified the need for a car-sharing platform for individuals who wanted to drive for ride-sharing companies such as Uber Technologies Inc. (“Uber”) and Lyft, Inc. (“Lyft”), but whose automobiles could not meet the standards imposed by the ride-sharing companies. For example, Uber maintains strict guidelines regarding the types of cars a driver can use. Although guidelines relating to cars can differ by state, in general the use of two door coupes, motorcycles and cars that are 12 years or older are excluded. Our founders, before deciding to purchase qualifying sedans that met Uber’s strict guidelines, first inquired as to whether there were any rental options available from Uber that would allow them to drive for the ride-sharing platform. To their surprise, there were no rental options available, other than a shadow industry of individuals renting cars to one another.

HyreCar is a car-sharing marketplace that allows car owners (collectively, “Owners”) to rent their idle cars to ride-sharing service drivers (collectively, “Drivers”). By sourcing vehicles from individual Owners, part-time Drivers may more easily enter and exit the market and our business model allows us to satisfy fluctuating transportation demand in cities around the United States by matching Owners and Drivers. Our vehicle supply also includes commercial owners of vehicles including car dealerships and fleet owners to help increase activity levels.

Our business is based on a proprietary car-sharing marketplace developed to: (i) onboard Owners and Drivers, (ii) facilitate the matching of Owners and Drivers, and (iii) log rental activity for Owners and Drivers. All transactions related to the rental (including, but not limited to, background checks, rentals, deposits and insurance costs) are run securely through the HyreCar platform. Drivers and Owners access their rental or car dashboards through a unique login. Drivers can initiate, terminate or extend a rental through the platform while Owners can manage their car or fleet of cars through the platform.

We believe we have a competitive advantage with our commercial automobile insurance policy that covers both Owners and Drivers. The policy is specifically designed to cover the period of time in which a Driver is operating an Owner’s vehicle while not actively operating a vehicle on a ride-sharing platform, such as Uber or Lyft. During the periods when Drivers are actively operating on a ride-sharing platform, the insurance subordinates to the state mandated insurance provided by the third-party ride-sharing business. To our knowledge, we are the only provider of this car-matching service utilizing this unique insurance product.

Industry and Market Opportunities

Our company was founded to capitalize on a combination of two growth markets: ridesharing (an industry led by Uber and Lyft) and car-sharing (an industry led by companies such as Turo, Inc. and ZipCar, Inc.). Our customers are the Drivers that use our car-sharing platform to rent a car and then use that car to earn income driving for ride share companies (or otherwise utilize the vehicle for commercial purposes, such as food delivery). Finding enough cars and drivers to meet demand has historically been a problem for ride-sharing companies. Our target market also includes drivers who provide delivery services with companies like Instacart and Doordash.

The transportation industry represents a massive market. In the United States alone, consumer expenditures on transportation were approximately $1.2 trillion and $1.4 trillion in 2020 and 2019, respectively with 2021 estimates seeing an increase from 2020 pandemic low levels. Transportation was the second largest household expenditure after housing and was almost twice as large as healthcare and three times as large as entertainment. We believe we are still in the relatively early phases of potentially capturing part of the opportunity in the industry. In 2019, ridesharing accounted for just seven percent of total vehicle miles travelled in the United States and in a 2016 survey, 57% of U.S. respondents who used sharing services said that well-priced and convenient offerings could cause them to give up ownership altogether.

We have added over 70,000 Drivers over the past several years, matching them with Owner vehicles that have been used on rideshare and delivery platforms. During the years ended December 31, 2021 and 2020, we added approximately 22,000 and 14,000 new Drivers, respectively, into cars so that they could drive for ride-share and delivery companies. These numbers represent an approximate 57% growth rate in new drivers onto the HyreCar platform year over year.

Recent Developments

On September 7, 2022, we sold 5,789,716 shares of our Common Stock pursuant to that certain Common Stock Purchase Agreement, dated August 11, 2022 (the “PIPE Agreement”), by and among the Company and certain accredited investors named therein (the “Purchasers”). The shares sold pursuant to the PIPE Agreement were sold at a purchase price of $0.8636, which was the average closing price of our Common Stock as reported on the Nasdaq Capital Market (“Nasdaq”) for the five trading days immediately prior to the signing of the PIPE Agreement, for total proceeds to us of approximately $5 million.

As described elsewhere herein, on August 15, 2022, we issued 539,633 shares of our Common Stock to Lincoln Park, upon our execution of the Purchase Agreement as a fee for Lincoln Park’s commitment to purchase shares of our Common Stock under the Purchase Agreement (the “Commitment Shares”). Also on August 15, 2022, we entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”), pursuant to which we are obligated to file with the SEC a registration statement to register for resale under the Securities Act, the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement. The registration statement of which this prospectus forms a part is intended to satisfy this obligation.

On August 15, 2022, in relation to the Company’s “at-the-market” (“ATM”) offering program, the Company amended that certain Equity Distribution Agreement with Northland Securities, Inc. and filed Supplement No. 1 to the Prospectus Supplement dated November 9, 2021, reducing the aggregate shares to be sold under the ATM program from $50,000,000 to $7,900,000. As of September 13, 2022, the Company has sold 1,028,811 shares pursuant to the ATM program for total net proceeds of $1,326,996.49.

On August 15, 2022, the Company issued promissory notes to certain executive officers of the Company, in the aggregate principal amount of $500,000 (the “Promissory Notes”). The Promissory Notes will accrue interest at a rate of 7% per year on the outstanding principal amounts. Any unpaid principal amounts and accrued interest under the Promissory Notes will be payable in full one year from the date such amounts are loaned, which has yet to occur.

On September 2, 2022, we issued a Performance Guaranty in favor of the trustee under a Base Indenture between HyreDrive SPV (defined below) and Wilmington Trust, National Association, as trustee and securities intermediary (the “Base Indenture”), for the benefit of certain holders of asset-backed notes issued under the Base Indenture as supplemented by a Series 2022-1 Supplement to the Base Indenture (the “Indenture Supplement”), the administrative agent for such noteholders and certain of their affiliates (the “Performance Guaranty”). The Performance Guaranty was entered into by the Company in connection with the formation of HyreDrive, LLC (“HyreDrive”), which is a joint venture between the Company and AmeriDrive Holdings, Inc. (“AmeriDrive”) and established for the primary purpose of expanding the parties’ strategic relationship intended to create a larger national network of vehicle supply for the Company’s technology platform. HyreDrive has established a bankruptcy remote, wholly owned subsidiary of HyreDrive (the “HyreDrive SPV”) and a titling trust to facilitate the acquisition and financing of vehicles. The Company, solely in its capacity as a performance guarantor, is a party to the Indenture Supplement for the limited purpose of confirming certain representations, warranties and covenants set forth in the Indenture Supplement related to the issuance of asset-backed notes and the collateral securing the obligations under such notes. Pursuant to the Performance Guaranty, the Company will guaranty the performance by AmeriDrive and HyreDrive in certain of their capacities, however, the Performance Guaranty is not a guaranty by the Company of the asset-backed notes of the HyreDrive SPV or of any payment obligations of HyreDrive.

On September 2, 2022, in connection with the Indenture Supplement, we issued warrants to certain accredited investors, which may be exercised to purchase up to an aggregate of 3,221,630 shares of our Common Stock, at a per share exercise price equal to $1.02 (the “Warrants”). Each of the Warrants was immediately exercisable for 50% of the underlying shares of our Common Stock, and the remaining shares will vest according to certain vesting criteria.

As further detailed under the section titled “Description of Securities,” we also filed the Certificate of Designations on such date to create the Series A Convertible Non-Voting Preferred Stock, which is to be issued solely in the event and to the extent that Warrant 1 exceeds the Share Cap (as such terms are defined under “Description of Securities”).

Corporate Information

We were incorporated in the State of Delaware on November 24, 2014. Our principal executive offices and mailing address are 915 Wilshire Boulevard, Suite 1950, Los Angeles, California 90017. Our main telephone number is (888) 688-6769. Our corporate website address is: www.hyrecar.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus and should not be relied upon with respect to this offering.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2023, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Common Stock offered by the selling stockholder	10,539,633 shares consisting of:

● 539,633 shares of our Common Stock issued to Lincoln Park as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement; and

● Up to 10,000,000 shares of our Common Stock that we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus. All sales are at our sole discretion.

Common Stock outstanding before the offering	29,666,068 shares, as of September 12, 2022 (which includes the 539,633 Commitment Shares previously issued to Lincoln Park upon the execution of the Purchase Agreement).

Common Stock outstanding after the offering	39,666,068 shares. The actual number of shares issued will vary depending on the prices at which we sell shares, if any, to Lincoln Park.

Use of proceeds
We will receive no proceeds from the sale of shares of Common Stock by Lincoln Park in this offering. We may receive up to $15,000,000 in aggregate gross proceeds under the Purchase Agreement (as defined below) from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Nasdaq Capital Market Trading Symbol	“HYRE”

Risk factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 5 of this prospectus before deciding whether or not to invest in our Common Stock.

The number of shares of Common Stock to be outstanding upon completion of this offering is based on 29,666,068 shares of Common Stock outstanding as of September 12, 2022 (which includes the 539,633 Commitment Shares), and excludes:

●	outstanding options exercisable to acquire an aggregate of 503,768 shares of our Common Stock, exercisable at a weighted average exercise price of $0.83 per share;

●	1,456,307 outstanding restricted stock units that may be settled in our Common Stock; and

●	outstanding warrants to purchase an aggregate of 3,398,117 shares of our Common Stock, all of which are exercisable at a weighted average exercise price of $1.08 per share.

●
82 shares of our Common Stock reserved for issuance under our 2018 Equity Incentive Plan (the “2018 Plan”), plus any future increases, including annual automatic evergreen increases, in the number of shares of Common Stock reserved for issuance; and

●
3,008,482 shares of our Common Stock reserved for issuance under our 2021 Equity Incentive Plan (the “2021 Plan”), plus any future increases, including annual automatic evergreen increases, in the number of shares of Common Stock reserved for issuance.

Unless otherwise indicated, this prospectus assumes no exercise of outstanding stock options or warrants and no settlement of outstanding restricted stock units.

Purchase Agreement with Lincoln Park

On August 15, 2022, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $15,000,000 of our Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on August 15, 2022, we entered into the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 539,633 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement. For further discussion of the Purchase Agreement, refer to the section titled “Lincoln Park Transaction” below.

RISK FACTORS

Investing in our securities involves a high degree of risk. Any of the risks and uncertainties set forth herein or therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

The sale or issuance of our Common Stock to Lincoln Park may cause dilution and the sale of the shares of Common Stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our Common Stock to fall. We have filed, or intend to file, additional registration statements covering the resale of our shares by the holders thereof and any such sales could have a negative impact on the trading price our stock.

On August 15, 2022, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $15,000,000 of our Common Stock. Upon the execution of the Purchase Agreement, we issued a one-time commitment fee of 539,633 shares to Lincoln Park as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement. The remaining 10,000,000 shares of our Common Stock being registered for resale hereunder that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of our Common Stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We intend to file a separate registration statement registering the resale by certain securityholders of the Warrants and the Common Stock that will be issued upon the exercise of such Warrants. In addition, we intend to file a separate registration statement registering the resale by the Purchasers of Common Stock issued to such Purchasers pursuant to the PIPE Agreement. Once such separate registration statements are effective, the securityholders selling pursuant to such separate registration statements will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our Common Stock.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park.

Under our Purchase Agreement with Lincoln Park, we may, at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, on any single business day, direct Lincoln Park to purchase shares of our Common Stock in amounts up to 100,000 shares, which amounts may be increased to up to 200,000 shares depending on the market price of our Common Stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single regular purchase. Although the Purchase Agreement provides that we may sell up to $15,000,000 of our Common Stock to Lincoln Park, only 10,539,633 shares of our Common Stock are being offered under this prospectus, which represents: (i) 539,633 Commitment Shares that we already issued to Lincoln Park as consideration for making the commitment under the Purchase Agreement, and (ii) an additional 10,000,000 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement.

Depending on the market prices of our Common Stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $15,000,000 total commitment available to us under the Purchase Agreement. Assuming a purchase price of $1.27 per share (the closing sale price of the Common Stock on September 16, 2022) and the purchase by Lincoln Park of the 10,000,000 shares that are being registered for resale under this prospectus that we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, total gross proceeds to us would only be $12,700,000.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources including our ATM program and the closing of our PIPE Agreement. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. If we elect to issue and sell more than the 10,000,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. Even if we sell all $15,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by such forward-looking terminology as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our company, are not guarantees of future results or performance and involve substantial risks and uncertainty. We may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the risks and uncertainties inherent in our statements regarding:

●	the impacts of COVID-19, or other future pandemics on our business, results of operations, financial position and cash flows;

●	our ability to effectively manage our growth and maintain and improve our corporate culture;

●
the potential benefits of and our ability to maintain, our relationships with ridesharing companies, and to establish or maintain future collaborations or strategic relationships, and from time to time to obtain additional funding;

●	our marketing capabilities and strategy;

●	our ability to maintain a cost-effective insurance program;

●	our industry being in the early stages of growth;

●	our history of operating losses, and the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our investments in new and enhanced products and offerings, and the effect of these investments on our results of operations;

●	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

●	our competitive position, and developments and projections relating to our competitors and our industry;

●	our ability to manage risks related to technology systems and security breaches;

●	the outcome of pending, threatened or future litigation;

●	our ability to comply with existing, modified, or new laws and regulations applying to our business; and

●	those factors discussed in “Part I, Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference.

All of our forward-looking statements are as of the date of this prospectus only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” in our Annual Report on Form 10-K, and elsewhere in this prospectus. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in our Annual Report on Form 10-K for the year ended December 31, 2021 or this prospectus or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our business, prospects, financial condition and results of operations. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this prospectus, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this prospectus that modify or impact any of the forward-looking statements contained in this prospectus will be deemed to modify or supersede such statements in this prospectus.

This prospectus may include market data and certain industry data and forecasts, which we may obtain from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications, articles and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. While we believe that such studies and publications are reliable, we have not independently verified market and industry data from third-party sources.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of Common Stock by Lincoln Park in this offering.

We may receive up to $15,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the proceeds to us from the sale of our Common Stock to Lincoln Park pursuant to the Purchase Agreement will be up to approximately $15,000,000 over an approximately 24-month period, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, which does not take into account any fees and expenses that may be incurred by us. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently intend to use the estimated net proceeds we receive under the Purchase Agreement for general corporate purposes, which may include operating expenses, working capital, and for potential strategic acquisitions and relationships.

The expected use of the net proceeds we receive under the Purchase Agreement represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors and, as a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. Until we use the net proceeds we receive under the Purchase Agreement for the purposes described above, we may invest them in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

LINCOLN PARK TRANSACTION

General

On August 15, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $15,000,000 of our Common Stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued a one-time commitment fee of 539,633 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement.

We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC (such date, the “Commencement”). Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our Common Stock in amounts up to 100,000 shares on any single business day from and after the Commencement, which amounts may be increased to up to 200,000 shares of our Common Stock depending on the market price of our Common Stock at the time of sale, subject to a maximum of $1,000,000 per purchase. In addition, upon notice to Lincoln Park, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase additional shares of our Common Stock in “accelerated purchases” and/or “additional accelerated purchases” as set forth in the Purchase Agreement. The purchase price per share is based on the market price of our Common Stock at the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Lincoln Park, would result in Lincoln Park and its affiliates having beneficial ownership of more than 9.99% of the then issued and outstanding shares of our Common Stock (the “Beneficial Ownership Cap”).

Purchase of Shares Under the Purchase Agreement

Regular Purchases

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 100,000 shares of our Common Stock, which we refer to as the Regular Purchase Share Limit, on such business day (the “Regular Purchase Date”) in a regular purchase (a “Regular Purchase”), provided, however, that (i) the Regular Purchase Share Limit may be increased to up to 150,000 shares, provided that the closing sale price is not below $1.00 on the applicable purchase date and (ii) the Regular Purchase Share Limit may be increased to up to 200,000 shares, provided that the closing sale price is not below $2.00 on the applicable purchase date. In each case, the maximum amount of any single Regular Purchase may not exceed $1,000,000 per purchase. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

The purchase price per share for each such Regular Purchase will be equal to the lower of:

1.	the lowest sale price for our Common Stock on the applicable Regular Purchase Date of such shares; and

2.	the arithmetic average of the three lowest closing sale prices for our Common Stock during the 10 consecutive business days ending on the business day immediately preceding such Regular Purchase Date.

Accelerated Purchases

We may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, to purchase an additional amount of our Common Stock, which we refer to as an Accelerated Purchase, on the following business day (the “Accelerated Purchase Date”), of up to the lesser of:

1.	25% of the trading volume of shares of our Common Stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement); and

2.	three times the applicable Regular Purchase Share Limit for the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of 95% of:

1.	the volume weighted average price of our Common Stock on the applicable Accelerated Purchase Date (during a time period specified in the Purchase Agreement); and

2.	the closing sale price of our Common Stock on the applicable Accelerated Purchase Date.

In the case of the Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Additional Accelerated Purchases

We may also direct Lincoln Park, on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, provided that the sale price of our Common Stock has not fallen below any minimum price threshold set forth in the applicable purchase notice provided by us to Lincoln Park and certain other conditions of the Purchase Agreement are met, to purchase an additional amount of our Common Stock (an “Additional Accelerated Purchase”), of up to the lesser of:

1.	25% of the aggregate shares of our Common Stock traded during a certain portion of the normal trading hours on such Accelerated Purchase Date as determined in accordance with the Purchase Agreement (such period of time, the “Additional Accelerated Purchase Period”); and

2.
three times the applicable Regular Purchase Share Limit corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase Date on which an additional accelerated purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of 95% of:

1.	the volume weighted average price of our Common Stock during the applicable Additional Accelerated Purchase Period on the applicable Additional Accelerated Purchase Date; and

2.	the closing sale price of our Common Stock on the applicable Additional Accelerated Purchase Date.

In the case of the Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our Common Stock and determinations by us as to available and appropriate sources of funding for our operations. The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Lincoln Park, would exceed the Beneficial Ownership Cap.

Events of Default

Events of default under the Purchase Agreement include the following:

●
the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order or similar order), or any required prospectus supplement and accompanying prospectus are unavailable for the sale by us or the resale by Lincoln Park of our Common Stock offered hereby, and any such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, subject to certain exclusions;

●	suspension by our principal market of our Common Stock from trading for a period of one business day;

●
the de-listing of our Common Stock from The Nasdaq Capital Market, our principal market, provided our Common Stock is not immediately thereafter trading on The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE Arca, the NYSE American, the OTC Bulletin Board, the OTCQB or the OTCQX operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

●	the failure of our transfer agent to issue to Lincoln Park shares of our Common Stock by the second business day after the applicable date on which Lincoln Park is entitled to receive such shares;

●
any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant which is reasonably curable, only if such breach is not cured within five business days;

●	any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law;

●
if we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us in an involuntary case, (iii) consent to the appointment of a receiver, trustee, assignee, liquidator or similar official under any bankruptcy law (a “Custodian”) of us or for all or substantially all of our property or (iv) make a general assignment for the benefit of our creditors or are generally unable to pay our debts as the same become due;

●
a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us; or

●	if at any time we are not eligible to transfer our Common Stock electronically as DWAC Shares.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our Common Stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement upon one business day’s notice. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 10,539,633 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $15,000,000 of our Common Stock, exclusive of the 539,633 Commitment Shares issued to Lincoln Park on the date of the Purchase Agreement. Depending on the price per share at which we sell our Common Stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $15,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our Common Stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Lincoln Park, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $15M Purchase Agreement
$0.50		4,392,532(3)	12.90%	$2,196,266
$1.00		10,000,000	25.21%	$10,000,000
$1.27	(4)	10,000,000	25.21%	$12,700,000
$1.50		10,000,000	25.21%	$15,000,000
$2.00		7,500,000	20.18%	$15,000,000
$2.50		6,000,000	16.82%	$15,000,000

(1)
Although the Purchase Agreement provides that we may sell up to $15,000,000 of our Common Stock to Lincoln Park, we are only registering 10,539,633 shares under this prospectus which represents: (i) 539,633 Commitment Shares that we already issued to Lincoln Park as consideration for making the commitment under the Purchase Agreement, and (ii) an additional 10,000,000 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement, and which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)
The denominator is based on 29,666,068 shares outstanding as of September 12, 2022 (which includes the 539,633 Commitment Shares previously issued to Lincoln Park upon the execution of the Purchase Agreement), as adjusted to include the issuance of the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)
Pursuant to the Purchase Agreement, if the average price paid for the shares is less than $0.9536 per shares, then the number of shares to be issued will not exceed 4,392,532 shares, which equals 19.99% of the Company’s outstanding shares of Common Stock as of the date of the Purchase Agreement.

(4)	The closing sale price of our Common Stock on September 16, 2022.

DILUTION

The sale of our Common Stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our Common Stock we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing stockholders .

The historical net tangible book value of our company as of June 30, 2022 was $(2,538,437) or approximately $(0.12) per share of Common Stock. Historical net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock as of June 30, 2022 .

After giving effect to (i) the issuance of 5,789,716 shares of Common Stock for total proceeds of $4,999,998.74 pursuant to the PIPE Agreement, (ii) the issuance of 1,028,811 shares of Common Stock for total proceeds of $1,326,996.49 pursuant to the ATM, and (iii) the issuance of 539,633 shares of Common Stock to Lincoln Park as a commitment fee, for which no separate cash consideration was received,  our pro forma net tangible book value as of June 30, 2022 was $3,788,558.23, or $0.13 per share of common stock.  Pro forma net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock.

After giving further effect to the sale of 10,000,000 shares of Common Stock to Lincoln Park pursuant to the Purchase Agreement and assuming gross proceeds of approximately $12,700,000 from the sale of shares to Lincoln Park pursuant to the Purchase Agreement (based on the closing price of our Common Stock on September 16, 2022), our adjusted net tangible book value as of June 30, 2022 would have been $16,488,558.20 or approximately $0.42 per share. This represents an immediate increase in net tangible book value of approximately $0.29 per share to existing stockholders.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share	$1.27
Historical net tangible book value per share as of June 30, 2022	$(0.12)
Pro forma net tangible book value per share as of June 30, 2022	$0.13
Increase in pro forma net tangible book value per share attributable to this offering	$0.29
Pro forma as adjusted net tangible book value per share after this offering	$0.42
Dilution per share to new investors	$0.85

The hypothetical dilution calculation shown above is based on 21,843,648 shares issued and outstanding as of June 30, 2022 and excludes:

●	outstanding options exercisable to acquire an aggregate of 503,768 shares of our Common Stock, exercisable at a weighted average exercise price of $0.83 per share;

●	1,456,307 outstanding restricted stock units that may be settled in our Common Stock;

●	outstanding warrants to purchase an aggregate of 3,398,117 shares of our Common Stock, all of which are exercisable at a weighted average exercise price of $1.08 per share;

●
82 shares of our Common Stock reserved for issuance under our 2018 Plan, plus any future increases, including annual automatic evergreen increases, in the number of shares of Common Stock reserved for issuance; and

●
3,008,482 shares of our Common Stock reserved for issuance under our 2021 Plan, plus any future increases, including annual automatic evergreen increases, in the number of shares of Common Stock reserved for issuance.

The discussion of dilution assumes no exercise or settlement of any outstanding equity awards, exercise of warrants, or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “HYRE.” As of September 16, 2022, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $1.27.

Holders

As of September 16, 2022, there were 13 holders of record of our Common Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Dividend Policy

We have never declared or paid any cash dividends. We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT

Executive Officers and Board of Directors

The following table sets forth the names, ages and positions of our current executive officers and directors:

Name	Age	Position
Joseph Furnari	41	Chief Executive Officer and Director
Brian Allan	60	President
Serge De Bock	41	Chief Financial Officer, until September 30, 2022
Eduardo Iniguez	36	Interim Chief Financial Officer, effective September 30, 2022
Michael Furnari	37	Chief Business Development Officer
Greg Tatem	58	Chief Technology Officer
Grace Mellis	50	Chairman of the Board of Directors
Brooke Skinner Ricketts	41	Director
Michael Root	61	Director
Jayaprakash Vijayan	49	Director

Board of Directors

Class I Director

Michael Root — Director

Since September 2019, Mr. Root has served as a Partner and Chief Technology Officer of Playa Vista Equity LLC, a commercial real estate development and asset management firm that specializes in structuring and managing institutional-quality, high-return, risk-adjusted equity investments. Since 2019, Mr. Root has also served as Partner and Chief Technology Officer of EB-5 Equity Development Partners, a commercial real estate development and asset management firm that specializes in high-return, risk-adjusted equity investments. From October 2016 to June 2017, Mr. Root was the Chief Technology Officer of Dog Vacay, a dog boarding service that was later acquired by A Place for Rover, Inc (“Rover”). From November 2008 to March 2015, Mr. Root was the Technology Director for Riot Games Inc., a video game company. Mr. Root received a B.S. in nuclear engineering from the University of Wisconsin — Madison in 1994. We believe Mr. Root is qualified to serve on our Board due to his business and technology experience.

Class II Directors

Joseph Furnari — Director, Chief Executive Officer

Joseph Furnari has served as our Chief Executive Officer since January 2017. From May 2016 until his appointment as Chief Executive Officer, Mr. Furnari served as our Chief Financial Officer. Prior to joining HyreCar, from May 2014 to April 2016, Mr. Furnari served as Vice President of Portfolio Management at The Palisades Group, LLC, where he managed a portfolio of single family residential whole loan pools. From October 2009 to April 2014, he served as Assistant Vice President of Securitized Products Valuation at Morgan Stanley. From April 2006 to October 2009, Mr. Furnari served as a Senior Analytics Analyst at JP Morgan Chase & Co. Mr. Furnari holds a BBA in Finance from the Lubin School of Business at Pace University. We believe Mr. Furnari is qualified to serve as a member of our Board due to his extensive experience in the financial services industry.

Jayaprakash “Jay” Vijayan — Director

Jayaprakash “Jay” Vijayan has served as a member of our Board since April 2019. Mr. Vijayan is currently the Founder and Chief Executive Officer of Tekion Corp. (2016 to present), an innovative startup technology company serving the automotive retail industry. He served at Tesla, Inc. as its Chief Information Officer (NASDAQ: TSLA), from 2012 to 2016 and was responsible for the company’s information systems, including applications, infrastructure, network, operations, and corporate and product security. Prior to Tesla, from 2007 to 2012, Mr. Vijayan led the IT Business Applications organization for VMware, Inc. (NYSE: VMW) and led product development teams for Oracle (NYSE: ORCL). Since June 2018, Mr. Vijayan has served on the Board of NIC Inc., a digital government software and service provider for federal, state, and local governments in the United States (NASDAQ: EGOV). Mr. Vijayan holds a BS and MS in Geology from the University of Madras in Chennai, Tamil Nadu, India. We believe Mr. Vijayan is qualified to serve on our Board because of his extensive industry and public company board member experience.

Class III Directors

Grace Mellis — Chairman of the Board of Directors

Grace Mellis has an extensive financial services and management background and has served as a member of our Board since January 2018. Grace is the founder and director of IGA Capital since August 2016, which provides finance and management advisory services. From November 2013 to July 2016, Ms. Mellis served in various roles at Greendot Corporation including SVP Corporate Finance and Business Intelligence and Chief Financial Officer. Prior to that, Ms. Mellis was a Managing Director at JP Morgan where from November 2004 to November 2013 she served in a number of roles, including Chief Financial Officer in their Corporate and Investment Bank covering Investor Services and Treasury and Securities Services Businesses and Head of International Strategy and Business Development. Ms. Mellis holds both a Bachelor’s degree and Masters of Business Administration from Harvard University. We believe Ms. Mellis is qualified to serve on our Board due to her extensive background in finance and business management.

Brooke Skinner Ricketts — Director

Brooke Skinner Ricketts has served as a member of our Board since July 2018. Ms. Skinner Ricketts brings nearly two decades of relevant marketing and automotive industry expertise to HyreCar, and currently serves as Chief Experience Officer, leading marketing, product, and design for Cars.com, where she has been an executive leader since 2016. Prior to Cars.com, Ms. Skinner Ricketts served as vice president of brand and design of Avant, an online fintech platform that provides credit alternatives consumers from 2016 to 2017. Before Avant, Ms. Skinner Ricketts was head of brand strategy at Twitter, responsible for revenue-driving creative ideas for Fortune 200 clients. Prior to that, Ms. Skinner Ricketts worked at leading advertising agency Foote Cone & Belding before becoming the head of Brand Strategy at Digitas in Chicago and San Francisco. Ms. Skinner Ricketts has a BA from Bard College. We believe Ms. Skinner Ricketts is qualified to serve on our Board because of her extensive industry and business experience.

Executive Officers

Brian Allan — President

Brian Allan, age 59, was appointed as our President effective March 1, 2021, and prior to that served as the Company’s Senior Vice-President of Strategic Partnerships since 2018. In that role Mr. Allan’s duties included leading the Company’s dealer and strategic partnership initiatives. Prior to joining the Company in 2018, Mr. Allan served as the Group General Manager at Galpin Motors, a privately held automotive dealer. Mr. Allan began working at Galpin Motors in 1985 in various roles and was promoted to Group General Manager in 1995. Mr. Allan has also served on several original equipment manufacturer dealer councils and advisory boards for automotive and technology firms.

Serge De Bock — Chief Financial Officer (until September 30, 2022)

Serge De Bock was appointed as our Chief Financial Officer effective July 5, 2021 and has resigned from such position effective September 30, 2022. Prior to joining the Company Mr. De Bock served as the Senior Vice President of Finance at Spin, a Ford mobility company, acting as its Divisional Chief Financial Officer, a position he held since April 2020. In his role as Divisional Chief Financial Officer at Spin Mr. De Bock led the finance, accounting and procurement functions of the organization. Prior to his tenure at Spin, from March 2018 through until April 2020, Mr. De Bock served as the Head of Finance of Twitch, an interactive gaming, social video, and content platform, part of Amazon. Prior to joining Twitch, starting in May 2012 Mr. De Bock held various positions at Liberty Mutual Insurance, including serving as an Assistant Vice President and Senior Director, Strategy, Finance and Analytics where he led teams providing analytical support, strategic planning and financial reporting in the organization. Mr. De Bock also previously held roles at PricewaterhouseCoopers, Deloitte and Staples in respectively public accounting, M&A and finance capacities. Mr. De Bock is a 2002 graduate of the Université Catholique de Louvain and received an MBA from The University of Chicago Booth School of Business in 2009.

Eduardo Iniguez — Interim Chief Financial Officer (effective September 30, 2022)

In connection with the departure of Serge De Bock as our Chief Financial Officer, Eduardo Iniguez has been appointed to serve as our interim Chief Financial Officer, effective September 30, 2022. Mr. Iniguez currently serves as the Head of Finance of the Company. Before joining the Company, Mr. Iniguez was the Vice President of Corporate Finance at AllClear Aerospace & Defense from September 2018 to May 2022, which was the largest privately-held aerospace distribution company in the world. In that role, Mr. Iniguez served as the Chief Financial Officer for one of the company’s joint ventures while overseeing the company’s finance and accounting functions. He brings over 14 years of experience in operational finance, treasury, budgeting, net working capital management, and public accounting. Through years of managing complex M&A deals and direct responsibility for 11 P&Ls, he brings a disciplined approach to financial analysis and management, including a solid track record of managing cash burn and improving EBITDA performance. Mr. Iniguez earned his Master of Business Administration in Finance degree and Bachelor of Science degrees in Business Administration and Accounting from the University of Southern California.

Michael Furnari — Chief Business Development Officer

Michael Furnari has served as our Director of Sales since May 2016 and as our Chief Business Development Officer since October 2017. From August 2016 until June 2018, Mr. Furnari served as our Secretary. From August 2016 until January 2017 and again from April 2017 until January 10, 2018, Mr. Furnari served as member of our Board. Prior to joining HyreCar, from June 2013 to May 2016, Mr. Furnari served as Sales Manager at Hyatt Residence Group (HRG) Carmel Highlands, the highest volume property in the group’s portfolio. From December 2010 to June 2013, Mr. Furnari served as Facilities Manager at Target Corporation. Mr. Furnari holds a BA in Economics from the University of California, Santa Cruz and an MBA from California State University, Monterey Bay.

Greg Tatem — Chief Technology Officer

Greg Tatem, age 58, was appointed as our Chief Technology Officer effective May 23, 2022. From December 2013 until joining the Company, Mr. Tatem served as the Chief Technology Officer of wine.com, an online retailer of wines. Prior to his tenure at wine.com, from October 2013 through December 2013, Mr. Tatem served as the Director of e-commerce engineering at Williams-Sonoma, Inc. (NYSE: WSM), a consumer retail company that focuses on kitchenware and home furnishings. Prior to joining Williams Sonoma, Inc., Mr. Tatem served in roles focused on engineering and/or product development at various organizations including Linden Lab, a technology company focused developing platforms to create virtual experiences, Fuego Nation, a social networking solutions company, and Picaboo, a company focused on providing custom photos. Mr. Tatem is a 1990 graduate of the University of California, Los Angeles.

Family Relationships

Joseph Furnari, our Chief Executive Officer, and Michael Furnari, our Chief Business Development Officer, are brothers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Arrangement between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including our directors, pursuant to which the officer was selected to serve as an officer.

Director Independence

The Board periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

Based on the above, the Board considers Grace Mellis, our Chairman, Brooke Skinner Ricketts, Michael Root, and Jayaprakash Vijayan to be “independent” members of our Board.

The following table identifies our independent and non-independent Board and Committee members in accordance with NASDAQ Listing Rule 5605(a)(2):

Name	Independent	Audit	Compensation	Corporate Governance/ Nominating
Joseph Furnari
Grace Mellis	X	X*	X*	X*
Michael Root	X		X
Brooke Skinner Ricketts	X	X	X	X
Jayaprakash Vijayan	X	X

*	Chairman of the committee

Classified Board of Directors

In accordance with the terms of our amended and restated certificate of incorporation and our amended and restated, our Board is divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

●	Michael Root is a Class I director, whose term will expire at the 2025 Annual Meeting;
●	Joseph Furnari and Jayaprakash Vijayan are Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2023; and
●	Grace Mellis and Brooke Skinner Ricketts are Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2024.

EXECUTIVE COMPENSATION

The following is a discussion of compensation arrangements of our named executive officers (the “Named Executive Officers”). As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our Named Executive Officers for the year ended December 31, 2021 include our principal executive officer and the two next most highly compensated executive officers during the year ended December 31, 2021:

●	Joseph Furnari;
●	Brian Allan; and
●	Ken Grimes

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers during the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Joseph Furnari,	2021	277,500	16,800	586,000	—	—	880,300
Chief Executive Officer	2020	215,000	40,000	181,000	—	—	436,000

Brian Allan,	2021	200,000	8,700	1,085,400	—	—	1,294,100
President	2020	—	—	—	—	—	—

Ken Grimes(3),	2021	197,500	—	586,000	—	—	783,500
Former Chief Technology Officer	2020	185,000	30,000	200,200	—	—	415,200

(1)
Bonuses are reported for the fiscal years in which they are earned, although such bonuses are paid during the following fiscal year. Bonuses earned for the 2021 fiscal year were paid in September 2022. Bonuses earned for the 2020 fiscal year were paid in February 2021.

(2)
The stock award value for fiscal year 2021 represents the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our financial statements, which are included in our Annual Report on Form 10-K, filed with the SEC on March 15, 2022. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Executive Officers. The value reported for fiscal year 2020 is the fair value of the common shares issued to the individuals indicated in the option swap transaction that occurred during 2020 and is not representative of the stock-based compensation recorded under ASC 718. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Executive Officers.

(3)	Ken Grimes stepped down as our Chief Technology Officer effective May 23, 2022, and remained in a transitional role with the Company until July 15, 2022.

Employment Agreements

Named Executive Officers

Joseph Furnari — Chief Executive Officer, Director

On September 12, 2016, the Company entered into an Employment Agreement with Mr. Joseph Furnari, which may be terminated by the Company at any time, for any reason, with or without cause. Subject to the discretion of the Board, Mr. Furnari is considered for an annual incentive bonus. In addition, the agreement also provided for the grant of 489,025 restricted shares of the Company’s Common Stock under the Company’s 2016 Equity Incentive Plan. On January 9, 2020, the Compensation Committee of the Board approved new base compensation for Mr. Furnari, effective January 1, 2020, in the amount of $215,000 annually. On February 22, 2021, the Compensation Committee of the Board approved new base compensation for Mr. Furnari, effective March 1, 2021, in the amount of $290,000 annually, and approved a stock bonus of 50,000 shares. Also, on February 22, 2021, the Compensation Committee approved a year-end bonus for Mr. Furnari in the amount of $40,000 for fiscal year 2020 performance. In September 2022, the Compensation Committee approved a year-end bonus for Mr. Furnari in the amount of $16,800 for fiscal year 2021 performance.

Brian Allan – President

Mr. Allan’s employment is at will. At the time of his appointment as President Mr. Allan’s base salary was set at the annual rate of $240,000 and agreed to grant to Mr. Allan a certain number of restricted stock units. At the time of appointment Mr. Allan agreed to enter into an agreement that imposes various restrictive covenants on Mr. Allan, with the terms of that agreement to be similar to those entered into by other Company executives.

Ken Grimes – Former Chief Technology Officer

As of December 31, 2021, Mr. Grimes’s was an employee at will. At the time of his appointment as Chief Technology Officer, Mr. Grimes’s base salary was set at the rate of $200,000. At the time of appointment Mr. Grimes agreed to enter into an agreement that imposes various restrictive covenants on Mr. Grimes, with the terms of that agreement to be similar to those entered into by other Company executives. Effective as of May 23, 2022, Mr. Grimes stepped down as our Chief Technology Officer and entered into a transition services agreement (the “Transition Agreement”) pursuant to which Mr. Grimes continued to provide advisory and transitional services to the Company until July 15, 2022 (the “Separation Date”).

Pursuant to the Transition Agreement, and subject to continued compliance with the terms thereof, Mr. Grimes was entitled to the following during the transitional period from May 23, 2022 until July 15, 2022:

●	continued base salary at the annualized rate of $200,000 and benefits at the same, or substantially similar, levels as provided in his role as Chief Technology Officer; and

●
100,000 shares of the Company’s Common Stock, which were issued on August 5, 2022, provided that Mr. Grimes (i) was not earlier terminated for Cause (as defined in the Transition Agreement), (ii) did not breach the terms of the Transition Agreement and (iii) executed a customary Confidential Separation and General Release Agreement on the Separation Date which required him to release all claims he may have had against the Company and reaffirm certain obligations as set forth in the Transition Agreement.

The Transition Agreement contains customary restrictions on any disparagement of the Company by Mr. Grimes and restrictions on Mr. Grimes’ use of the Company’s confidential information. Pursuant to the Transition Agreement, Mr. Grimes will be subject to customary non-solicitation provisions until the second anniversary of Separation Date.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information concerning unexercised options and unvested restricted stock awards for each Named Executive Officer outstanding as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Joseph Furnari
Chief Executive Officer	148,570			0.71	04/06/2027
Brian Allan,						34,375(2)	558,000
President
Ken Grimes(1),						9,375(3)	38,040
Former Chief Technology Officer

(1)	Ken Grimes stepped down as our Chief Technology Officer effective May 23, 2022, and remained in a transitional role with the Company until July 15, 2022.

(2)	These restricted stock units vest in equal installments every three months beginning May 18, 2022 until November 18, 2024.

(3)
As of December 31, 2021, these restricted stock units were scheduled to vest as follows: (i) 1,250 shares on January 1, 2022; (ii) 938 shares on February 8, 2022; (iii) 1,250 shares on April 1, 2022; (iv) 937 shares on May 1, 2022; (v) 938 shares on August 1, 2022; (vi) 1,250 shares on July 1, 2022; (vii) 1,250 shares on October 1, 2022; (viii) 1,250 shares on January 23, 2022; (ix) 312 shares on April 1, 2023. Due to his departure from the Company, shares that remained unvested after July 2022 were forfeited.

Director Compensation

The following table sets forth summary information concerning the total compensation delivered to our non-employee directors in 2021 for services to our Company (including equity awards delivered in 2021 intended as compensation for services provided to the Company, and for its benefit since commencing their service with the Company).

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)(1)	Total ($)
Grace Mellis	60,000	—	871,955	931,955
Brooke Skinner Ricketts	—	—	596,673	596,673
Michael Root	—	—	539,319	539,319
Jayaprakash Vijayan	—	—	516,387	516,387

(1)         The value of the stock awards represents the aggregate grant date fair value of stock based awards computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our financial statements, which are included in our Annual Report on Form 10-K, filed with the SEC on March 15, 2022.

Retirement Plans

We maintain a 401(k) plan for the benefit of our employees, including our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our Common Stock as of September 12, 2022 by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of September 12, 2022. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o HyreCar Inc., 915 Wilshire Blvd., Suite 1950, Los Angeles, CA 90017.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Executive officers and directors:
Grace Mellis(2)	324,873	1.10%
Michael Root(3)	142,134	* %
Joseph Furnari(4)	542,177	1.83%
Brooke Skinner Ricketts(5)	231,186	* %
Jayaprakash Vijayan(6)	94,001	* %
Brian Allan(7)	80,750	* %
Ken Grimes(8)	262,938	* %
All Officers and Directors as a group (9 persons)	2,139,216	7.21%

5% or greater holders:
Arctis Global, LLC (9)	3,430,981	11.57%
State Street Corporation (SSgA) (10)	1,620,236	5.46%
The Goldman Sachs Group, Inc.(11)	1,751,211	5.90%

less than 1%

(1)
As of September 12, 2022, there were 29,666,068 shares of our Common Stock were outstanding. Shares of Common Stock currently issuable or issuable within 60 days of September 12, 2022 are deemed to be outstanding in computing the percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person

(2)
Includes (i) 315,975 shares of Common Stock beneficially held by Ms. Mellis; and (ii) 8,898 shares of Common Stock currently issuable or issuable within 60 days of September 12, 2022 pursuant to restricted stock units held by Ms. Mellis.

(3)	Includes (i) 136,630 shares of Common Stock beneficially held by Mr. Root; and (ii) 5,504 shares of Common Stock currently issuable or issuable within 60 days of September 12, 2022 pursuant to restricted stock units held by Mr. Root.
(4)
Includes (i) 393,607 shares of Common Stock beneficially held by Mr. J. Furnari; and (ii) 148,570 shares of Common Stock currently issuable or issuable within 60 days of September 12, 2022 pursuant to options held by Mr. J. Furnari.

(5)
Includes (i) 225,097 shares of Common Stock beneficially held by Ms. Skinner Ricketts; and (ii) 6,089 shares of Common Stock currently issuable or issuable within 60 days of September 12, 2022 pursuant to restricted stock units held by Ms. Skinner Ricketts.

(6)
Includes (i) 88,731 shares of Common Stock beneficially held by Mr. Vijayan; and (ii) 5,270 shares of Common Stock currently issuable or issuable within 60 days of September 12, 2022 pursuant to restricted stock units held by Mr. Vijayan.

(7)	Includes 80,750 shares of Common Stock beneficially held by Mr. Allan.
(8)	Ken Grimes stepped down as our Chief Technology Officer effective May 23, 2022, and remained in a transitional role with the Company until July 15, 2022. After his departure, the unvested restricted stock units held by Mr. Grimes were forfeited.
(9)
Based on the amendment to Schedule 13G filed by Arctis Global, LLC with the SEC on December 6, 2021, plus shares issued to an affiliate of Arctis Global, LLC pursuant to the PIPE Agreement. The address for Arctis Global, LLC is AM Towers, 7th Floor, 207 Calle de Parque, San Juan, PR 00912-3242.

(10)
Solely based on the Schedule 13G filed by State Street Corporation and SSGA Funds Management, Inc. with the SEC on February 11, 2022. The address for State Street Corporation and SSGA Funds Management is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(11)
Solely based on the Schedule 13G filed by The Goldman Sachs Group, Inc. with respect to various of its operating units with the SEC on January 31, 2022. The address for Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and (ii) any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described above in the section titled “Executive Compensation.”

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

PIPE Transaction

On September 7, 2022, we sold an aggregate of 5,789,716 shares of our Common Stock pursuant to the PIPE Agreement to an entity affiliated with Arctis Global, LLC, a beneficial owner of more than 5% of our capital stock, and certain other Purchasers. The shares sold pursuant to the PIPE Agreement were sold at a purchase price of $0.8636, which was the average closing price of our Common Stock as reported on Nasdaq for the five trading days immediately prior to the signing of the PIPE Agreement. We received total proceeds of approximately $5 million, of which approximately $1 million was paid by an entity affiliated with Arctis Global, LLC to purchase 1,157,943 shares of our common stock. At the time of issuance, the PIPE Shares were not registered under the Securities Act.

Pursuant to the PIPE Agreement, the Company also agreed to provide the entity affiliated with Arctis Global, LLC and the other Purchasers with certain registration rights which requires the Company to prepare and file a registration statement covering the resale of the PIPE Shares by the Purchasers (the “Resale Registration Statement”), with the SEC within 15 business days of the closing of the issuance of the PIPE Shares.

Promissory Notes

On August 15, 2022, the Company issued the Promissory Notes to each of Joseph Furnari, the Company’s Chief Executive Officer, and Michael Furnari, the Company’s Chief Business Development Officer. Pursuant to the respective Promissory Notes, Joseph Furnari and Michael Furnari agreed to loan the Company $200,000 and $300,000, respectively, on the date that certain closing conditions are satisfied. The Promissory Notes will accrue interest at a rate of 7% per year on the outstanding principal amounts. Any unpaid principal amounts and accrued interest under the Promissory Notes will be payable in full one year from the date such amounts are loaned, which has not yet occurred. As of the date of this prospectus, no interest or principal has yet been paid.

At the discretion of the Company’s Board of Directors, the aggregate unpaid principal amounts, and any unpaid accrued interest, may be convertible into shares of our Common Stock, at a conversion price that is equal to the last reported closing price of our Common Stock on the Nasdaq Capital Market.

Review, Approval or Ratification of Transactions with Related Parties

Our Board reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. The material facts as to the related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such transaction, and the transaction is not considered approved by our Board unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Additionally, we adopted a written related party transactions policy that such transactions must be approved by our audit committee or another independent body of our Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the DGCL, the Amended and Restated Charter and Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities.

As of the date of this prospectus, our authorized capital stock consisted of 50,000,000 shares of Common Stock, $0.00001 par value per share, and 15,000,000 shares of preferred stock, $0.00001 par value per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of September 12, 2022, there were 29,666,068 shares of our Common Stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of Common Stock, par value $0.00001 per share. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. All shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable, including shares of Common Stock issued upon the exercise of Common Stock warrants or subscription rights, if any.

Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding- up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Our board of directors, without stockholder approval, can issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

Series A Convertible Non-Voting Preferred Stock

On September 2, 2022, the Company filed the Certificate of Designations, which designated 1,500,000 shares of the Company’s preferred stock, par value $0.00001 per share, as Series A Convertible Non-Voting Preferred Stock, which is to be issued solely in the event and to the extent that Warrant 1 exceeds the Share Cap. As described in the Certificate of Designations, the shares of Series A Convertible Non-Voting Preferred Stock have no voting rights.

As to dividend rights and distributions declared by the Company’s Board of Directors, the shares of Series A Convertible Non-Voting Preferred Stock rank (i) senior to any class or series of capital stock of the Company created after the Filing Date specifically ranking by its terms junior to the Series A Convertible Non-Voting Preferred Stock (“Junior Securities”), (ii) on par with any class or series of capital stock of the Company created after the Filing Date specifically ranking by its terms on par with the Series A Convertible Non-Voting Preferred Stock (“Parity Securities”), (iii) junior to any class or series of capital stock of the Company created after the Filing Date specifically ranking by its terms senior to the Series A Convertible Non-Voting Preferred Stock (“Senior Securities”), and (iv) senior to the Common Stock. As to distributions of assets upon liquidation, dissolution or winding up of the Company, the shares of Series A Convertible Non-Voting Preferred Stock rank (i) senior to any class or series of Junior Securities, (ii) on par with any class or series of Parity Securities, (iii) junior to any class or series of Senior Securities, and (iv) on par with the Common Stock.

Each share of Series A Convertible Non-Voting Preferred Stock is convertible at any time at the holder’s option into such number of fully paid and non-assessable shares of Common Stock as determined by multiplying one share of Series A Convertible Non-Voting Preferred Stock by the Series A Conversion Rate in effect at the time of conversion. The “Series A Conversion Rate” is initially 1.0, but is subject to adjustment for On September 2, 2022 (the “Filing Date”), the Company filed the Certificate of Designations of Preferences, Rights and Limitations of the Series A Convertible Non-Voting Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. The Certificate of Designations provides for the designation of 1,500,000 shares of the Company’s preferred stock, par value $0.00001 per share, as Series A Convertible Non-Voting Preferred Stock (“Series A Convertible Non-Voting Preferred Stock”), which is to be issued solely in the event and to the extent that Warrant 1 exceeds the Share Cap (as such terms are defined below). As described in the Certificate of Designations, the shares of Series A Convertible Non-Voting Preferred Stock have no voting rights.

As to dividend rights and distributions declared by the Company’s Board of Directors, the shares of Series A Convertible Non-Voting Preferred Stock rank (i) senior to any class or series of capital stock of the Company created after the Filing Date specifically ranking by its terms junior to the Series A Convertible Non-Voting Preferred Stock (“Junior Securities”), (ii) on par with any class or series of capital stock of the Company created after the Filing Date specifically ranking by its terms on par with the Series A Convertible Non-Voting Preferred Stock (“Parity Securities”), (iii) junior to any class or series of capital stock of the Company created after the Filing Date specifically ranking by its terms senior to the Series A Convertible Non-Voting Preferred Stock (“Senior Securities”), and (iv) senior to the Common Stock. As to distributions of assets upon liquidation, dissolution or winding up of the Company, the shares of Series A Convertible Non-Voting Preferred Stock rank (i) senior to any class or series of Junior Securities, (ii) on par with any class or series of Parity Securities, (iii) junior to any class or series of Senior Securities, and (iv) on par with the Common Stock.

Each share of Series A Convertible Non-Voting Preferred Stock is convertible at any time at the holder’s option into such number of fully paid and non-assessable shares of Common Stock as determined by multiplying one share of Series A Convertible Non-Voting Preferred Stock by the Series A Conversion Rate in effect at the time of conversion. The “Series A Conversion Rate” is initially 1.0, but is subject to adjustment for stock splits and combinations, as specified in the Certificate of Designations. The Certificate of Designations further provides that the Company will not effect any conversion of the shares of Series A Convertible Non-Voting Preferred Stock in certain circumstances as detailed in the Certificate of Designations.

Additionally, the Series A Convertible Non-Voting Preferred Stock will automatically convert, without further action by a holder, in the event such holder, directly or indirectly, transfers such shares to a person other than the holder or an affiliate of such holder.

Warrants

On September 2, 2022, in connection with the Indenture Supplement, we issued a warrant (“Warrant 1”) to a certain accredited investor, which may be exercised to purchase up to an aggregate of 2,680,179 shares of our Common Stock, at a per share exercise price equal to $1.02. Warrant 1 was immediately exercisable for 1,340,090 shares of our Common Stock, and the remaining shares will vest according to certain vesting criteria. If Warrant 1 would cause its holder or its affiliates to own five percent (5%) or more of the outstanding shares of the voting stock of the Company (the “Share Cap”), Warrant 1 shall be exercisable for the number of shares of Common Stock not to exceed the Share Cap with the remainder exercisable for our Series A Convertible Non-Voting Preferred Stock. Pursuant to Warrant 1, the determination of whether this Share Cap shall apply to reduce the number of voting shares for which Warrant 1 may be exercised is in the sole discretion of the holder of such Warrant 1.

On September 2, 2022, also in connection with the Indenture Supplement, and as described elsewhere in this prospectus, the Company issued another warrant (“Warrant 2”) to another accredited investor, which may be exercised to purchase up to an aggregate of 541,451 shares of our Common Stock, at a per share exercise price equal to $1.02. Warrant 2 was immediately exercisable for 270,726 shares of our Common Stock, and the remaining shares will vest according to certain vesting criteria. Warrant 1 and Warrant 2 are collectively referred to as the “Warrants” herein.

Notes

As described above, on August 15, 2022, the Company issued the Promissory Notes to certain executive officers of the Company, in the aggregate principal amount of $500,000. The Promissory Notes will accrue interest at a rate of 7% per year on the outstanding principal amounts. Any unpaid principal amounts and accrued interest under the Promissory Notes will be payable in full one year from the date such amounts are loaned.

At the discretion of the Company’s Board of Directors, the aggregate unpaid principal amounts, and any unpaid accrued interest, may be convertible into shares of the Common Stock, at a conversion price that is equal to the last reported closing price of our Common Stock on Nasdaq.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our Common Stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

Registration Rights

Pursuant to the PIPE Agreement, the Purchasers named therein have been granted certain registration rights related to the shares of our Common Stock acquired by them under the PIPE Agreement (collectively, the “Registrable Securities”). Under the PIPE Agreement, we are obligated to prepare and file a registration statement covering the resale of the Registrable Securities by the Purchasers with the SEC within 15 business days of the closing of the issuance of the Registrable Securities. Such closing occurred on September 7, 2022.

Pursuant to the Registration Rights Agreement, Lincoln Park was granted certain registration rights related to the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement (collectively, the “LP Registrable Securities”). Under the Registration Rights Agreement, we are obligated to prepare and file a registration statement covering the resale of the LP Registrable Securities by Lincoln Park with the SEC within 30 business days of entering into the Registration Rights Agreement. The registration statement of which this prospectus forms a part is intended to satisfy this obligation.

Pursuant to the Warrants, the holders named therein were granted certain registration rights related to the Warrants and the underlying shares of our Common Stock upon exercise of such Warrants (collectively, the “Warrant Registrable Securities”). Under the Warrants, we were obligated to prepare and file a registration statement covering the resale of the Registrable Securities by the holder within 10 days of the issuance of the Warrants. Such registration statement is being filed contemporaneously herewith

Anti-Takeover Effects of Provisions of Our Charter Documents

Our certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation provides that directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all of our outstanding stock or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all of our outstanding stock.

Our certificate of incorporation provides that certain amendments of our certificate of incorporation and amendments by our stockholders of our bylaws require the approval of at least 66 and 2/3% of the voting power of all of our outstanding stock. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could delay changes in management.

Our certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, our certificate of incorporation or our bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of our bylaws in all respects. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our bylaws provide that a special meeting of our stockholders may be called only by our Secretary and at the direction of our board of directors by resolution adopted by a majority of our board of directors. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of our board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Our bylaws do not allow our stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders’ meeting.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, or Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

●	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

We are governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Our amended and restated bylaws authorize the indemnification of our officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the trading symbol “HYRE.”

Transfer Agent and Registrar

Our Transfer Agent and Registrar is VStock Transfer, LLC whose address is 18 Lafayette Place, Woodmere, NY 11598.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of Common Stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on August 15, 2022 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of September 12, 2022. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	539,633	(2)	1.82%	(3)	10,539,633(4)	0%(5)

(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of Common Stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)
Represents 539,633 Commitment Shares of our Common Stock issued to Lincoln Park upon our execution of the Purchase Agreement as a fee for its commitment to purchase shares of our Common Stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the additional shares of Common Stock that Lincoln Park may be required to purchase pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our Common Stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)	Based on 29,666,068 outstanding shares of our Common Stock as of September 12, 2022, which includes the 539,633 Commitment Shares we issued to Lincoln Park on August 15, 2022.

(4)
Although the Purchase Agreement provides that we may sell up to $15,000,000 of our Common Stock to Lincoln Park, only 10,539,633 shares of our Common Stock are being offered under this prospectus, which represents: (i) 539,633 Commitment Shares issued to Lincoln Park upon our execution of the Purchase Agreement as consideration for its commitment to purchase shares of our Common Stock under the Purchase Agreement; and (ii) an aggregate of 10,000,000 shares of our Common Stock that may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our Common Stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $15,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

(5)	Assumes the sale of all shares of Common Stock registered pursuant to this prospectus, although the selling stockholder is under no obligation to sell any shares of Common Stock at this time.

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The Common Stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus could be effected in one or more of the following methods :

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Common Stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Common Stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Lincoln Park agreed that, during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “HYRE”.

LEGAL MATTERS

The legal validity of the securities offered by this prospectus will be passed upon for us by Polsinelli PC, Los Angeles, California.

EXPERTS

The audited financial statements for the fiscal years ended December 31, 2021, and December 31, 2020, and for the years then ended, appearing in this prospectus and the registration statement, have been audited by dbbmckennon, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference herein have been modified or superseded. We hereby incorporate by reference into this prospectus the following documents that have been previously filed with the SEC :

1.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 15, 2022;

2.	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022;

3.	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022;

4.
our Current Reports on Form 8-K, filed with the SEC on February 2, 2022, May 25, 2022, June 21, 2022, June 24, 2022, August 2, 2022, August 17, 2022, September 7, 2022 and September 19, 2022, to the extent the information in such reports is filed and not furnished;

5.	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 2, 2022; and

6.
the description of our Common Stock set forth in our registration statement on Form 8-A filed with the SEC on June 28, 2018, including any amendments thereto or reports filed for the purposes of updating such description.

We also incorporate by reference all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the Securities made by this prospectus (including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request any such documents by writing or telephoning us at:

HyreCar Inc.
915 Wilshire Boulevard, Suite 1950
Los Angeles, California 90017
(888) 688-6769

You may also view the documents that we file with the SEC and incorporate by reference in this prospectus on our corporate website at www.hyrecar.com. The information on our website is not incorporated by reference and is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 we filed with the SEC and does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on information contained in this prospectus or incorporated by reference herein. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

Our SEC filings are also available on our website at www.hyrecar.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

SEC Registration Fee		$1,250.59
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous Fees and Expenses	$	*
Total	$	*

*Estimates not presently known

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all securities sold within the last three years that were not registered under the Securities Act.

On September 7, 2022, we sold 5,789,716 shares of our Common Stock in a private placement to four accredited investors (as defined in Rule 501 under the Securities Act) pursuant to the PIPE Agreement described above. The shares sold pursuant to the PIPE Agreement were sold at a purchase price of $0.8636, which was the average closing price of our Common Stock as reported on Nasdaq for the five trading days immediately prior to the signing of the PIPE Agreement, for total proceeds to us of approximately $5 million. The PIPE Share were not registered under the Securities Act when issued, but will be registered for resale pursuant to certain registration rights granted to the Purchasers.

On August 15, 2022, we issued 539,633 shares of our Common Stock to a single accredited investor, Lincoln Park, upon our execution of the Purchase Agreement as a fee for Lincoln Park’s commitment to purchase shares of our Common Stock under the Purchase Agreement, as described above. These Commitment Shares were not registered under the Securities Act when issued, but are being registered for resale on this Registration Statement on Form S-1.

On August 15, 2022, the Company issued the Promissory Notes to certain executive officers of the Company in the aggregate principal amount of $500,000, as described above. The Promissory Notes accrue interest at a rate of 7% per year on the outstanding principal amounts and will become payable in full one year from the date such amounts are loaned, which has yet to occur. At the discretion of the Company’s Board of Directors, the aggregate unpaid principal amounts, and any unpaid accrued interest, may be convertible into shares of our Common Stock, at a conversion price that is equal to the last reported closing price of our Common Stock on the Nasdaq Capital Market.

On September 2, 2022, we issued the Warrants to two accredited investors, which may be exercised to purchase up to an aggregate of 3,221,630 shares of our Common Stock, at a per share exercise price equal to $1.02. Each Warrant was immediately exercisable for 50% of the underlying shares of our Common Stock, and the remaining shares will vest according to certain vesting criteria. These Securities were not registered under the Securities Act when issued, but will be registered for resale pursuant to certain registration rights granted to such accredited investors.

The sales and issuances described above were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Regulation D under the Securities Act as sales to accredited investors. The purchasers in these transactions represented to us that they were accredited investors and were acquiring the shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
3.2	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
3.3	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Non-Voting Preferred Stock, filed with the Delaware Secretary of State on September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
4.2	Form of Warrant to Purchase Shares of Common Stock, dated September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
5.1	Opinion of Polsinelli PC.
10.1+	Employment Agreement between the Company and Joseph Furnari (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.2+	Employment Agreement between the Company and Michael Furnari (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.3+	Employment Agreement between the Company and Serge De Bock
10.4+	Employment Agreement between the Company and Greg Tatem (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 15, 2022)
10.5+	2016 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.6+	2018 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-229222)
10.7	2021 Equity Incentive Plan and forms of award agreements (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 10, 2021)
10.8
Equity Offering Sales Agreement, dated November 9, 2021, by and among the Company, D.A. Davidson & Co.(incorporated by reference to Exhibit 1.1. to the Registrant’s Current Report on Form 8-K filed on November 9, 2021)

10.9
Form of Common Stock Purchase Agreement, dated August 11, 2022 between the Company and certain Purchasers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2022)

10.10
Purchase Agreement, dated August 15, 2022, between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 17, 2022)

10.11
Registration Rights Agreement, dated August 15, 2022, between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 17, 2022)

10.12	Performance Guaranty, dated September 2, 2022, by HyreCar Inc., in favor of Wilmington Trust, National Association, for the benefit of the Noteholders as defined therein (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
23.1	Consent of dbbmckennon, independent registered public accounting firm
23.2	Consent of Polsinelli PC (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
107	Fee Table

+Indicates management contract or compensatory plan.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California on September 20, 2022.

HyreCar Inc.

/s/ Joseph Furnari
By: Joseph Furnari
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of HyreCar Inc., a Delaware corporation, do hereby constitute and appoint Joseph Furnari, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Furnari
Joseph Furnari	Chief Executive Officer (Principal Executive Officer)	September 20, 2022

/s/ Serge De Bock
Serge De Bock	Chief Financial Officer (Principal Financial Officer)	September 20, 2022

/s/ Grace Mellis
Grace Mellis	Chairman of the Board of Directors	September 20, 2022

/s/ Brooke Skinner Ricketts
Brooke Skinner Ricketts	Director	September 20, 2022

/s/ Michael Root
Michael Root	Director	September 20, 2022

/s/ Jayaprakash Vijayan
Jayaprakash Vijayan	Director	September 20, 2022